To change the background to an image, right - click on the slide and select ‘Format Background’. AT1 Contingent Capital Notes Investor Presentation August 2016 Issuer Free Writing Prospectus dated 8 August 2016 Filed Pursuant to Rule 433 Registration Statement No.333 - 203157 The Royal Bank of Scotland Group plc

EEA Retail Marketing restrictions 2 The contingent convertible additional tier 1 capital notes (the “Contingent Capital Notes ”) described in this presentation and accompanying slides are complex financial instruments and are not a suitable or appropriate investment for all investors . In some jurisdictions, regulatory authorities have adopted or published laws, regulations or guidance with respect to the offer or sale of securities such as the Contingent Capital Notes to retail investors . In particular, in June 2015 , the UK Financial Conduct Authority (the “FCA”) published the Product Intervention (Contingent Convertible Securities and Mutual Society Shares) Instrument 2015 (the “PI Instrument”), which took effect on October 1 , 2015 . Under the rules set out in the PI instrument (as amended or replaced from time to time, the “PI Rules”) (1) certain contingent write - down or convertible securities (including any beneficial interests therein), such as the Contingent Capital Notes, must not be sold to retail clients in the EEA ; and (2) there must not be any communication or approval of an invitation or inducement to participate in, acquire or underwrite such securities (or the beneficial interest in such securities) where that invitation or inducement is addressed to or disseminated in such a way that it is likely to be received by a retail client in the EEA (in each case, within the meaning of the PI Rules), other than in accordance with the limited exemptions set out in the PI Rules . RBS and the underwriters set out in the Preliminary Prospectus Supplement (the “Underwriters”) and/or their respective affiliates are required to comply with the PI Rules, or, if not subject to the PI Rules, they will comply with them as if they were subject to the PI Rules . By purchasing, or making or accepting an offer to purchase, any Contingent Capital Notes (or a beneficial interest in such Contingent Capital Notes) from us and/or the Underwriters, you represent, warrant, agree with and undertake to us and each of the Underwriters and/or their respective affiliates that : (1) you are not a retail client in the EEA (as defined in the PI Rules) ; (2) whether or not you are subject to the PI Rules, you will not (a) sell or offer the Contingent Capital Notes (or any beneficial interest therein) to retail clients in the EEA ; or (b) communicate (including the distribution of this document) or approve an invitation or inducement to participate in, acquire, or underwrite the Contingent Capital Notes (or any beneficial interests therein) where that invitation or inducement is addressed to or disseminated in such a way that it is likely to be received by a retail client in the EEA (within the meaning of the PI Rules), in any such case other than (i) in relation to any sale or offer to sell the Contingent Capital Notes (or any beneficial interests therein) to a retail client in or resident in the United Kingdom, in circumstances that do not and will not give rise to a contravention of the PI Rules by any person and/or (ii) in relation to any sale or offer to sell the Contingent Capital Notes (or any beneficial interests therein) to a retail client in any EEA member state other than the United Kingdom, where (A) you have conducted an assessment and concluded that the relevant retail client understands the risks of an investment in the Contingent Capital Notes (or such beneficial interests therein) and is able to bear the potential losses involved in an investment in the Contingent Capital Notes (or such beneficial interests therein) and (B) you have at all times acted in relation to such sale or offer in compliance with the Markets in Financial Instruments Directive ( 2004 / 39 /EC ), as amended from time to time (“ MiFID ”) to the extent it applies to you or, to the extent MiFID does not apply to you, in a manner which would be in compliance with MiFID if it were to apply to you ; and (3) you will at all times comply with all applicable laws, regulations and regulatory guidance (whether inside or outside the EEA) relating to the promotion, offering, distribution and/or sale of the Contingent Capital Notes (or any beneficial interests therein), including (without limitation) any such laws, regulations and regulatory guidance relating to determining the appropriateness and/or suitability of an investment in the Contingent Capital Notes (or any beneficial interests therein) by investors in any relevant jurisdiction . Where acting as agent on behalf of a disclosed or undisclosed client when purchasing, or making or accepting an offer to purchase, any Contingent Capital Notes (or any beneficial interests therein) from us and/or the Underwriters and/or their respective affiliates the foregoing representations, warranties, agreements and undertakings will be given by and be binding upon both the agent and its underlying client .

Disclaimer Certain sections in this document contain ‘forward - looking statements’ as that term is defined in the United States Private Securities Litigation Reform Act of 1995 , such as statements that include the words ‘expect’, ‘estimate’, ‘project’, ‘anticipate’, ‘believe’, ‘should’, ‘intend’, ‘plan’, ‘could’, ‘probability’, ‘risk’, ‘Value - at - Risk ( VaR )’, ‘target’, ‘goal’, ‘objective’, ‘may’, ‘endeavour’, ‘outlook’, ‘optimistic’, ‘prospects’ and similar expressions or variations on these expressions . In particular, this document includes forward - looking statements relating, but not limited to : The Royal Bank of Scotland Group plc’s (RBS) restructuring which includes the divestment of Williams & Glyn , litigation, government and regulatory investigations, the proposed restructuring of RBS’s CIB business , cost - reduction targets and progress relating thereto, the implementation of the UK ring - fencing regime, the implementation of a major development program to update RBS’s IT infrastructure and the continuation of its balance sheet reduction programme, the impact of the UK’s referendum on its membership of the European Union and impact thereof on RBS’s markets, prospects, financial and capital position and strategy, as well as capital and strategic plans, divestments, capitalisation, portfolios, net interest margin, capital and leverage ratios and requirements liquidity, risk - weighted assets (RWAs), RWA equivalents ( RWAe ), Pillar 2 A, return on equity (ROE), profitability, cost : income ratios, loan : deposit ratios, AT 1 and other funding plans , and our AT 1 coupon payment policy, funding and credit risk profile ; RBS’s future financial performance ; the level and extent of future impairments and write - downs ; including with respect to Goodwill ; future pension contributions and RBS’s exposure to political risks, operational risk, conduct risk and credit rating risk and to various types of market risks, such as interest rate risk, foreign exchange rate risk and commodity and equity price risk . These statements are based on current plans, estimates, targets and projections, and are subject to inherent risks, uncertainties and other factors which could cause actual results to differ materially from the future results expressed or implied by such forward - looking statements . For example, certain market risk disclosures are dependent on choices relying on key model characteristics and assumptions and are subject to various limitations . By their nature, certain of the market risk disclosures are only estimates and, as a result, actual future gains and losses could differ materially from those that have been estimated . Other factors that could adversely affect our results and the accuracy of forward - looking statements in this document include the risk factors and other uncertainties discussed in the 2015 Annual Report of RBS filed on Form 20 - F with the US Securities and Exchange Commission (“SEC”) and the 2016 interim results for the six months ended 30 June 2016 filed on Form 6 - K with the SEC on 8 August 2016 (“H 1 Interim Results”) . These include the significant risks for RBS presented by the outcomes of the legal, regulatory and governmental actions and investigations that RBS is subject to (including active civil and criminal investigations) and any resulting material adverse effect on RBS of unfavourable outcomes (including where resolved by settlement) ; the economic, regulatory and political uncertainty arising from the majority vote to leave in the referendum on the UK’s membership in the European Union and the revived political uncertainty regarding Scottish independence ; the separation and divestment of Williams & Glyn ; RBS’s ability to successfully implement the various initiatives that are comprised in its restructuring plan, particularly the proposed restructuring of its CIB business and the balance sheet reduction programme as well as the significant restructuring required to be undertaken by RBS in order to implement the UK ring fencing regime ; the significant changes, complexity and costs relating to the implementation of its restructuring, the separation and divestment of Williams & Glyn and the UK ring - fencing regime ; whether RBS will emerge from its restructuring and the UK ring - fencing regime as a viable, competitive, customer focused and profitable bank ; RBS’s ability to achieve its capital and leverage requirements or targets which will depend on RBS’s success in reducing the size of its business and future profitability ; ineffective management of capital or changes to regulatory requirements relating to capital adequacy and liquidity or failure to pass mandatory stress tests ; the ability to access sufficient sources of capital, liquidity and funding when required ; changes in the credit ratings of RBS or the UK government ; declining revenues resulting from lower customer retention and revenue generation in light of RBS’s strategic refocus on the UK the impact of global economic and financial market conditions (including low or negative interest rates) as well as increasing competition . In addition, there are other risks and uncertainties . These include operational risks that are inherent to RBS’s business and will increase as a result of RBS’s significant restructuring ; the potential negative impact on RBS’s business of actual or perceived global economic and financial market conditions and other global risks ; the impact of unanticipated turbulence in interest rates, yield curves, foreign currency exchange rates, credit spreads, bond prices, commodity prices, equity prices ; basis, volatility and correlation risks ; heightened regulatory and governmental scrutiny and the increasingly regulated environment in which RBS operates ; the risk of failure to realise the benefit of RBS’s substantial investments in its information technology and systems, the risk of failing to preventing a failure of RBS’s IT systems or to protect itself and its customers against cyber threats, reputational risks ; risks relating to the failure to embed and maintain a robust conduct and risk culture across the organisation or if its risk management framework is ineffective ; risks relating to increased pension liabilities and the impact of pension risk on RBS’s capital position ; increased competitive pressures resulting from new incumbents and disruptive technologies ; RBS’s ability to attract and retain qualified personnel ; HM Treasury exercising influence over the operations of RBS ; limitations on, or additional requirements imposed on, RBS’s activities as a result of HM Treasury’s investment in RBS ; the extent of future write - downs and impairment charges caused by depressed asset valuations ; deteriorations in borrower and counterparty credit quality ; the value and effectiveness of any credit protection purchased by RBS ; risks relating to the reliance on valuation, capital and stress test models and any inaccuracies resulting therefrom or failure to accurately reflect changes in the micro and macroeconomic environment in which RBS operates, risks relating to changes in applicable accounting policies or rules which may impact the preparation of RBS’s financial statements ; the impact of the recovery and resolution framework and other prudential rules to which RBS is subject ; the recoverability of deferred tax assets by the Group ; and the success of RBS in managing the risks involved in the foregoing . The forward - looking statements contained in this document speak only as of the date of this announcement, and RBS does not assume or undertake any obligation or responsibility to update any forward - looking statement to reflect events or circumstances after the date of this announcement or to reflect the occurrence of unanticipated events . Certain of the financial measures included in this presentation have not been prepared in accordance with EU IFRS . Management believes this information is useful to assessing the Group’s performance and financial position but is not a substitute to the Group’s financial statements prepared in accordance with EU IFRS . Please refer to the statutory consolidated financial results of the Group included in the H 1 Interim Results and the notes thereto . The information, statements and opinions contained in this document do not constitute a public offer under any applicable legislation or an offer to sell or solicitation of any offer to buy any securities or financial instruments or any advice or recommendation with respect to such securities or other financial instruments .

Disclaimer (continued) 4 Important Notice This presentation has been produced by The Royal Bank of Scotland Group plc (“RBS”) solely for use at investor presentations held in connection with the offering of the Contingent Capital Notes and may not be reproduced or redistributed, in whole or in part, to any other person . This presentation constitutes a free writing prospectus for purposes of the Securities Act of 1933 . RBS filed a registration statement (including a prospectus) with the Securities and Exchange Commission (SEC) on April 1 , 2015 and a preliminary prospectus supplement for the offering of the Contingent Capital Notes to which this investor presentation relates filed with the SEC on 8 August 2016 . Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus relating to the offering of the Contingent Capital Notes and other documents that RBS will file with the SEC for more complete information about RBS and this offering . The preliminary prospectus and the registration statement (including the prospectus) may be accessed through the SEC’s website at www . sec . gov . Alternatively, RBS Securities Inc . will arrange to send you the prospectus and preliminary prospectus supplement at no charge if you request it by calling 1 - 866 - 884 - 2071 . This presentation is only being distributed to and is only directed at ( i ) persons who are outside the United Kingdom or (ii) persons who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities falling within Article 49 (2) of the Order or (iv) persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the UK Financial Services and Markets Act 2000 ) in connection with the issue and sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being the “relevant persons”) . This presentation is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons . Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons . No action may be taken in any jurisdiction other than the United States that would permit a public offering of the Contingent Capital Notes or the possession, circulation or distribution of this presentation or the preliminary prospectus supplement in any jurisdiction where action for that purpose is required . Accordingly, the Contingent Capital Notes may not be offered or sold, directly or indirectly, and neither this presentation, the preliminary prospectus supplement nor any other offering material or advertisement in connection with the Contingent Capital Notes may be distributed or published in or from any country or jurisdiction, except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction . Risks Associated with the Contingent Capital Securities Investing in the Contingent Capital Notes described in this presentation and in the preliminary prospectus supplement involves significant risks . You should reach your own investment decision only after consultation with your own financial and legal advisers about risks associated with an investment in the Contingent Capital Notes and the suitability of investing in the Contingent Capital Notes in light of the particular characteristics and terms of the Contingent Capital Notes and of your particular financial circumstances . As part of making an investment decision, you should make sure you thoroughly understand the Contingent Capital Notes terms including : 1) the provisions governing automatic conversion of the Contingent Capital Notes into ordinary shares of RBS (including, in particular, the circumstances under which such conversion may occur), 2) the agreement by you to be bound by the exercise of any UK bail - in power by the relevant UK resolution authority, 3) that interest is due and payable only at the sole discretion of RBS and, in some circumstances, shall not or may not be paid, and any such interest not paid shall be cancelled, 4) that there is no scheduled repayment date for the principal of the Contingent Capital Notes, and 5) that the Contingent Capital Notes are not redeemable at the option or election of holders . You should also carefully consider the risk factors and the other information contained in the preliminary prospectus supplement, the accompanying prospectus, the 2015 20 - F the H 1 Interim Results, and the other information included and incorporated by reference in the preliminary prospectus supplement and the accompanying prospectus, all of which are accessible for free at www . sec . gov, before deciding to invest in the Contingent Capital Notes .

Overview of offering 5 The offering • SEC registered USD CRD IV - compliant AT1 • 7 % CET1 trigger with equity conversion • Perpetual Non - Call 5 instrument • An additional Perpetual Non - Call 10 tranche may also be considered Improving credit story • CET1 14.5% H1 2016, versus 8.6% FY 2013 • REILs 3.5% H1 2016, versus 9.4% FY 2013 • Legacy continues to be cleaned up and reduced • Addressing conduct and litigation issues • Strong and growing Core bank

Strategy Update

Key messages 7 We maintain strong positions in our target markets, supported by product and service improvements The fundamentals of our Plan remain unchanged. H owever, we are now operating in a more uncertain environment Progress against our Plan has made us more resilient to deal with this uncertainty Our capital, liquidity and funding positions give us capacity to lend Our core bank continued to deliver solid results in Q2 Addressing conduct and litigation issues as quickly and prudently as we can

Q2 2016 results by franchise

RBS

(£bn)	Core Franchises							Total Other				Total RBS
	UK PBB	Ulster Bank RoI	Commercial Banking	Private Banking	RBS International	CIB	Total Core Franchises	Capital Resolution	W&G	Central items & other[1]	Total Other	
Adj. Income[2]	**1.3**	**0.1**	**0.8**	**0.2**	**0.1**	**0.4**	**3.0***	**(0.4)**	**0.2**	**(0.1)**	**(0.3)**	**2.7***
Adj. Operating expenses[3]	(0.8)	(0.1)	(0.5)	(0.1)	(0.0)	(0.3)	(1.8)	(0.2)	(0.1)	0.3	(0.0)	(1.8)
Impairment (losses) / releases	(0.0)	0.0	(0.1)	-	(0.0)	-	(0.1)	(0.1)	(0.0)	-	(0.1)	(0.2)
Adj. operating profit[2,3]	**0.5**	**0.1**	**0.3**	**0.0**	**0.1**	**0.1**	**1.0***	**(0.6)**	**0.1**	**0.2**	**(0.3)**	**0.7***
Funded Assets	151.2	24.1	146.3	17.7	24.6	125.6	489.5	44.7	24.9	16.5	86.1	575.6
Net L&A to Customers	126.0	18.9	99.2	11.8	8.5	21.6	286.0	19.9	20.3	0.4	40.6	326.6
Customer Deposits	140.4	14.7	96.7	25.4	24.1	8.3	309.6	18.8	23.9	3.5	46.2	355.8
RWAs	37.0	20.9	77.5	8.1	9.6	36.7	189.8	42.3	9.9	3.2	55.4	245.2
Loan: Deposit Ratio	90%	129%	103%	46%	35%	260%	92%	106%	85%	11%	88%	92%
Adj. RoE (%)[2,4]	**24.2%**	**9.0%**	**6.6%**	**9.9%**	**15.7%**	**3.5%**	**11.0%**	**n.m.**	**n.m.**	**n.m.**	**n.m.**	**3.2%**
Adj. Cost : Income ratio (%)[2,3]	58%	67%	59%	72%	35%	76%	61%	n.m.	48%	n.m.	n.m.	67%

This table includes non-IFRS information and should not be viewed as a substitute to the Group's statutory results prepared in accordance with EU IFRS. For a reconciliation of these adjusted franchise results to the Group's reported franchise results, please refer to slide 30 of this presentation and the notes to this slide. Please also refer to the Group's financial statements prepared in accordance with EU IFRS included in the Group's H1 Interim Results and the section titled "Forward looking statements" on slide 2 of this presentation.

[1] Central items include unallocated costs and assets which principally comprise volatile items under IFRS. [2] Excluding own credit adjustments, gains/(losses) on redemption of own debt and strategic disposals. [3] Excluding restructuring costs and litigation and conduct costs and goodwill. [4] RBS's CET1 target is 13% but for the purposes of computing segmental return on equity (ROE), to better reflect the differential drivers of capital usage, segmental operating profit after tax and adjusted for preference dividends is divided by notional equity allocated at different rates of 11% (Commercial Banking and Ulster Bank RoI), 12% (RBS International) and 15% for all other segments, of the monthly average of segmental risk-weighted assets after capital deductions (RWAes). *Totals may not cast due to rounding.

8

Lowered costs by >£2.5bn over the last 2.5 years

Reduction in Adjusted Operating Costs from 2013 - H1 2016



(£bn)
Target to reduce adjusted operating costs by £800m in 2016; £404m achieved in H1 2016
11.9
Other reduction
(0.4)(1)
(1.1)
Organic reduction
10.4
(1.0)(2)
9.4
0.4
W&G
1.5
Capital Resolution
0.2
Int'l Private Banking
1.5 CIB
Total Core Bank ex.CIB 5.8
(0.8)(3)
8.6
VAT recovery
(7%)
4.53
4.21
0.23
2013
2014(2)
2015
2016 Target
H1 2015
H1 2016

This slide includes non-IFRS information and should not be viewed as a substitute to the Group's statutory results prepared in accordance with EU IFRS. For a reconciliation of adjusted operating costs to reported operating costs, please refer to slide 30 of this presentation and the notes to this slide as well as the reconciliations included in the Group's interim results filed with the SEC on form 6-K. Please also refer to the Group's financial statements prepared in accordance with EU IFRS included in the Group's HI Interim Results and the section titled "Forward looking statements" on slide 2 of this presentation.

(1) £0.4bn is made up of the benefit of lower intangible asset write-offs of 2013-£344m, 2014-£146m as well as the year on year benefit of FX. (2) This includes £71m lower intangible write offs offset by £29m growth in W&G. (3) Excluding litigation and conduct costs, restructuring costs, write down of goodwill and other intangible assets and the operating costs of Williams & Glyn.

9

95 48 42 10 1 10 68 (69%) FY 2016 revised Target (1) ~30 - 35 Q2 2016 55 3 10 Q1 2016 65 2 10 4 FY 2014 176 0 2 Reduction of legacy businesses & portfolios (1) Capital Resolution expected to reduce RWAs to around £ 30 - 35 bn by the end of 2016 , W&G RWAs expected to be broadly stable . (15%) (£ bn ) 10 Residual central items a nd other Capital Resolution IPB W&G Citizens Legacy business & portfolios (RWAs)

Spotlight on credit Customer loans & advances 94.5 38.3 27.7 14.4 By sector 333.0 11.0 20.6 21.0 21.6 100.2 127.5 By business 333.0 0.4 8.5 11.8 21.4 (£ bn ) G ross L&As by business a t end Q2 2016 Gross L&As by sector a t end Q2 2016 (£ bn ) Other Corporate sectors Corporate Manufacturing Finance Commercial Real Estate Personal Unsecured Personal Mortgages Central & other Capital Resolution W&G CIB RBS International Private Commercial Banking Ulster UK PBB Ireland 15.6 UK 131.2 Personal Mortgages £147.1 11

Spotlight on Credit Risk Elements in Lending 2.2 4.3 2.3 1.8% Commercial Ulster UK PBB 20.1% 2.2% Key portfolios REILs As at end Q2 2016 REILs As at end Q2 2016 (£ bn ) ( as % of Total Gross L&As) 9.4 19.1 20.3 39.4 11.8 (70%) Q2 2016 2.4 FY 2013 (3.5%) ▪ Exchange rate movements added £0.8bn to REILs during H1 2016 ▪ Excluding Ulster Bank ROI and Capital Resolution the REIL ratio i s 1.7% Capital Resolution Ex Capital Resolution (9.4%) (£ bn ) ( as % of Total Gross L&As within the business key portfolio) 12

Post EU Referendum financial implications NIM / impact of low interest rates 13 Volumes Impairment cycle / IFRS 9 Legacy assets rundown and defined benefit pension plan

Summary P ositioned to deal with potential challenges ahead EU R eferendum outcome creates new uncertainty Strong and growing c ore bank – delivered again in Q2 Legacy continues to be cleaned up and reduced 14

AT1 Overview

To see the last column of the table in ‘RBS Aqua’ font colour, select the table and, on the ‘Design’ tab, ensure the ‘Last Column’ checkbox is selected. (1) Please refer to Preliminary Prospectus Supplement for capitalised terms . (2) Regulatory Group means RBS, RBS’s subsidiary undertakings, participations, participating interests and any subsidiary undertakings, participations or participating interests held (directly or indirectly) by any of RBS’s subsidiary undertakings from time to time and any other undertakings from time to time consolidated with RBS for regulatory purposes, in each case in accordance with the rules and guidance of the PRA then in effect . (3) Loss of tax deductibility or withholding tax on interest only Summary term sheet (1) 16 Issuer The Royal Bank of Scotland Group plc Expected Issue Rating Standard & Poor’s ‘B’; Fitch ‘BB - ’ Issue Perpetual Subordinated Contingent Convertible Additional Tier 1 Capital Notes (the “Contingent Capital Notes”) Form SEC Registered Denominations $200,000, integral multiples of $1,000 in excess thereof Coupon Structure Fixed until the First Call Date, reset every 5 years thereafter (non - step). Payable quarterly, subject to interest cancellation Interest Cancellation Non - cumulative, fully discretionary. Also subject to mandatory restrictions on interest payments if: (i) insufficient Distributa ble Items; (ii) Solvency Condition is not satisfied. Also subject to mandatory cancellation to the extent any Maximum Distributable Amou nt restriction applies or otherwise mandated by applicable rules or RBS’s regulators Optional Redemption On the First Call Date (2021) and every 5 years thereafter at par with accrued interest, subject to the Solvency Condition and regulatory approval. Callable at any time on Capital Disqualification Event or Tax Event at par with accrued interest, subjec t t o the Solvency Condition and regulatory approval Capital Disqualification Event The Contingent Capital Notes are excluded in whole or in part from the Tier 1 Capital of the Issuer or the Regulatory Group (2) Tax Event As a result of a change in tax, certain customary tax events occur (3) Conversion into ordinary shares Conversion into RBS ordinary shares upon a Conversion Trigger Event Conversion Price $[  ] , subject to certain anti - dilution adjustments. The Conversion Price is expected to be fixed at approximately 90% of the price i n pounds sterling of our ordinary shares on the date of pricing of the Contingent Capital Notes and translated into US dollars at an applicable exchange rate on the same date Conversion Trigger Event Regulatory Group CET1 Ratio < 7% (calculated on an end - point CRD IV basis) Settlement Shares Offer RBS may elect that some or all of the ordinary shares issued upon a Conversion Trigger Event, first be offered for sale to al l o r some of RBS’s existing shareholders at no less than the Conversion Price (prevailing sterling equivalent) Bail - in Each holder of the Contingent Capital Notes acknowledges, accepts, agrees to be bound by and consents to the exercise of any UK bail - in power Governing Law New York law, except subordination provisions which are governed by, and construed in accordance with the laws of Scotland

Capital ratios maintained above target 17 CRR end - point Common Equity Tier 1 (CET1) ratio, % CRR end - point Tier 1 Leverage ratio, % (1) During period of restructuring 5.2 5.6 4.2 3.4 H1 2016 FY 2015 FY 2014 FY 2013 13.0 14.5 15.5 11.2 8.6 FY 2014 FY 2013 Target H1 2016 FY 2015 (1)

Current assessment of appropriate buffers

RBS

Target CET1 ratio versus maximum distributable amount (“MDA”), %

Illustration, based on assumption of static regulatory requirements[4]



14.5
Illustrative headroom(1)
6.2
8.3
8.3
0.6
0.4(2)
2.8(3)
4.5
Regulatory phase in
G-SIB Buffer
Capital Conservation Buffer
Pillar 2A (varies at least annually)
Pillar 1 minimum requirement
10.8
1.0
2.5
2.8(4)
4.5
13.0
2.2
Illustrative headroom(1)
10.8
H1 2016
2016 Initial "Phase In" MDA
Estimated "Fully Phased" 2019 MDA(5)
Management CET1 Target(6)

H1 2016 RBSG (HoldCo) distributable reserves £14.6bn vs £16.3bn at FY 2015[7]

[1] Headroom may vary over time and headroom may be less in future. [2] 2016 G-SIB initial phase-in based on 1.5% current requirement. RBS's G-SIB requirement will reduce to 1.0% on 1 Jan 2017. [3] RBS's Pillar 2A requirement was 5.0% of RWAs as at 31 December 2015. 56% of the total Pillar 2A requirement, or 2.8% of RWAs, must be met from CET1 capital. [4] Pillar 2A requirement held constant over the period for illustration purposes. Requirement is expected to vary over time and is subject to at least annual review. Following changes to pension accounting, response to amendments to IFRIC 14 and associated scheme contributions, RBS anticipates a reduction in it's future core capital requirements. The timing of any such core capital offsets are likely to occur at the earliest 1 January 2017 and will depend on the PRA's assessment of RBS's capital position in future. [5] Assumes no material Counter Cyclical Buffer requirement. [6] During the period of restructuring. [7] Please refer to the Risk Factors and other disclosure, in the 2015 20-F and H1 Interim Results.

18

Sizing future capital / funding requirements

RBS

Illustrative future loss absorbency requirements[1]

Scaled to Minimum Requirements for Own Funds and Eligible Liabilities ("MREL") based on Bank of England Consultation[2]



Discretionary buffers
MREL 'up to' 26%
G-SIB 1.0%(3)
Capital Conservation 2.5%
TLAC 'minimum' 18%
MREL eligible bonds 'up to' 13%(4)
Tier 2 ~3.3%
Additional Tier 1 ~ 2.4%
Pillar 2A ~2.8%(5)
Pillar 1 4.5%

- Continue to target up to £2bn AT1 issuance in 2016, subject to market conditions
- No Tier 2 issuance plans in 2016 given outstanding pool
- MREL expected to exceed TLAC[6], final requirements subject to regulatory finalisation and completion of resolution plans
- Target building MREL compliant Senior 'HoldCo' issuance
  - £3-5bn issuance targeted for 2016
  - £2.2bn issued YTD

(1) Assumes PRA buffer (Pillar 2B) not being in excess of Systemic Risk / G-SIB & Capital Conservation Buffer and no material Counter Cyclical Buffer. Requirements expected to change over time. (2) Based on RBS interpretation of the BoE' consultation published on 11 December 2015. MREL policy and requirements remain subject to further consultation. RBS estimated requirements remain subject to change. Please refer to the Risk Factors and other disclosure, in the 2015 20-F and H1 Interim Results. (3) G-SIB requirement currently 1.5%, will reduce to 1.0% on 1 Jan 2017. (4) Based on twice Pillar 1 and Pillar 2A at a total capital level, subject to regulatory discretion. (5) Pillar 2A requirement held constant over the period for illustration purposes. Requirement is expected to vary over time and is subject to at least annual review. Following our changes to pension accounting, response to amendments to IFRIC 14 and associated scheme contributions, RBS anticipates a reduction in it's future core capital requirements. The timing of any such core capital offsets are likely to occur at the earliest 1 January 2017 and will depend on the PRA's assessment of RBS's capital position in future. (6) Total Loss Absorbing Capacity requirements for G-SIB's.

19

Recap of offering 20 The offering • SEC registered USD CRD IV - compliant AT1 • 7 % CET1 trigger with equity conversion • Perpetual Non - Call 5 instrument • An additional Perpetual Non - Call 10 tranche may also be considered Improving credit story • CET1 14.5% H1 2016, versus 8.6% FY 2013 • REILs 3.5% H1 2016, versus 9.4% FY 2013 • Legacy continues to be cleaned up and reduced • Addressing conduct and litigation issues • Strong and growing Core bank

Appendix

Precedent transactions

	RBS	RBS	HSBC	BARCLAYS	LLOYDS BANKING GROUP
Issue Date	[•] 2016	5 August 2015	24 May 2016	13 June 2014 (part of 3-currency 3-tranche)	3 April 2014
Size and Currency	$[•]m	$2,000m & $1,150m	$2,000m	$1,211m	$1,675m
Type	PerpNC5	PerpNC5 & PerpNC10	PerpNC5	PerpNC5	PerpNC10
Coupon	[•]	7.500% & 8.000%	6.875%	6.625%	7.500%
Current AT1 Solicited Ratings (M/S/F)	[- / B / BB-][1]	- / B / BB-	Baa3 / - / BBB	- / B+ / BB+	- / BB- / BB+
Offer Format	SEC Registered	SEC Registered	SEC Registered	SEC Registered	SEC Registered
Coupon Structure	Fixed until First Call Date, reset at 5yr USD MS + [•] every 5 years thereafter (non-step)	Fixed until First Call Date, reset at 5yr USD MS+580bps & 572bps every 5 years thereafter (non-step)	Fixed until First Call Date, reset at 5yr USD MS+551bps every 5 years thereafter (non-step)	Fixed until First Call Date, reset at 5yr USD MS+502bps every 5 years thereafter (non-step)	Fixed until First Call Date, reset at 5yr USD MS+476bps every 5 years thereafter (non-step)
Coupon Cancellation	Non-cumulative, fully discretionary	Non-cumulative, fully discretionary	Non-cumulative, fully discretionary	Non-cumulative, fully discretionary	Non-cumulative, fully discretionary
Issuer Calls	Optional redemption in Year 5 and on any Reset Date thereafter, at par Issuer call in case of regulatory reasons (full or partial loss of Tier 1 treatment) or tax reasons, each at par Subject to regulatory approval	Optional redemption in Year 5 / 10 respectively and on any Reset Date thereafter, at par Issuer call in case of regulatory reasons (full loss of Tier 1 treatment) or tax reasons, each at par Subject to regulatory approval	Optional redemption in Year 5 and on any Reset Date thereafter, at par Issuer call in case of regulatory reasons (full loss of Tier 1 treatment) or tax reasons, each at par Subject to regulatory approval	Optional redemption in Year 5 and on any Reset Date thereafter, at par Issuer call in case of regulatory reasons (full loss of Tier 1 treatment) or tax reasons, each at par Subject to regulatory approval	Optional redemption in Year 10 and on any Reset Date thereafter, at par Issuer call in case of regulatory reasons (full loss of Tier 1 treatment) or tax reasons, each at par Subject to regulatory approval
Principal Loss Absorption	Conversion into ordinary shares if end-point CRD IV CET1 ratio is <7%	Conversion into ordinary shares if end-point CRD IV CET1 ratio is <7%	Conversion into ordinary shares if end-point CRD IV CET1 ratio is <7%	Conversion into ordinary shares if end-point CRD IV CET1 ratio is <7%	Conversion into ordinary shares if end-point CRD IV CET1 ratio is <7%
Conversion Mechanics	The Conversion Price is expected to be fixed at c.90% of the price in GBP of RBS's ordinary shares on the date of pricing and translated into USD at an applicable exchange rate on the same date	The Conversion Price was fixed at c.67% of the price in GBP of RBS's ordinary shares on the date of pricing and translated into USD at the prevailing exchange rate on the same date	Converts into ordinary shares at a price equivalent to c.60% of the share price at the time of issuance and translated into USD at the prevailing exchange rate	Converts into ordinary shares at a price equivalent to c.67% of the share price at the time of issuance and translated into USD at the prevailing exchange rate	Converts into ordinary shares at a price equivalent to c.80% of the share price at the time of issuance and translated into USD at the prevailing exchange rate
Settlement Shares Offer	Yes	Yes	Yes	Yes	Yes
Non-viability Loss Absorption	Contractual acknowledgement of the UK bail-in power	Contractual acknowledgement of the UK bail-in power	Contractual acknowledgement of the UK bail-in power	Contractual acknowledgement of the UK bail-in power	Contractual acknowledgement of the UK bail-in power
Denomination	200k x 1k	200k x 1k	200k x 1k	200k x 1k	200k x 1k
Governing Law	New York law (subordination – laws of Scotland)	New York law (subordination – laws of Scotland)	New York law (subordination – English law)	New York law (subordination – English law)	New York law (subordination – laws of Scotland)

Source: Offering documents (see final/preliminary documents for full terms). [1] Expected ratings

22

Conversion mechanism 23 Conversion Date T = 0 Settlement Date Settlement Shares Offer Notice Max T+10 days ▪ Contingent Capital Notes converted into ordinary shares of The Royal Bank of Scotland Group plc (“ RBS”) ▪ Settlement Shares will be delivered to the Settlement Shares Depository ▪ RBS’s obligations to Contingent Capital Notes holders irrevocably discharged by delivery to Settlement Shares Depository ▪ Offer open to RBS’s ordinary shareholders to purchase Settlement Shares ▪ On completion of any Settlement Shares Offer the Settlement Shares Depository will deliver the Settlement Shares, American Depositary Shares or any alternative consideration, or a combination to Contingent Capital Notes holders ▪ If no ordinary shares are sold or if no Settlement Share Offer is conducted, the Settlement Shares Depository will deliver to the Contingent Capital Note holders the relevant number of Settlement Shares that would have been received had RBS not elected to carry out a Settlement Shares Offer ▪ Within 10 Business Days following Conversion Date , RBS may elect that the Settlement Shares Depository offer all or some of the Settlement Shares issued subject to certain anti - dilution adjustments to some or all of RBS’s shareholders at no less than the Conversion Price upon Automatic Conversion Settlement Shares Offer Period Max 40 business days after delivery of Settlement Share notice

RBS’s current intention to service discretionary coupons of the Contingent Capital Notes (1) 24  The Contingent Capital Notes rank senior to RBS’s ordinary shares. It is the current intention of RBS’s board of directors that, whenever exercising its discretion to declare dividends on ordinary shares, or its discretion to cancel interest on the Contingent Capital Notes, the board of directors will take into account the relative ranking of these instruments in the capital structure  However, RBS’s board of directors may depart from that current intention at any time in its sole discretion without consultation or prior notice to the holders of the Contingent Capital Notes  Following the end of European Commission restrictions, discretionary coupon payments were resumed by RBS at the earliest possible date. Ordinary shares have been, and may continue to be, issued to part fund the payments  RBS Group plc (solo entity) H1 2016 distributable reserves £14.6bn (1) Payment of coupons is fully discretionary and also subject to mandatory restrictions if (i) insufficient Distributable Items, ( ii) Solvency Condition is not satisfied, or (iii) any Maximum Distributable Amount restriction is applicable or as otherwise mandated by applicable rules or RBS’s regulators. Any cancelled on deemed cancelled in terest payments shall not be due and payable.

Progression toward HoldCo primary issuing entity

Target organisational structure[1] moving toward HoldCo as primary issuing entity


RBS Group plc
Holding Company
Proportional Intercompany LAC downstream
Ring-Fenced Holding Company
PBB & CPB (2)
RBS International
CIB NRFB (3)
Current RBS plc (4)
~80% of RWA
~5% of RWA
~15% of RWA (5)

- Single Point of Entry for UK resolution compliance drives future Loss-Absorbing Capital ("LAC") issuance from HoldCo
- No current operational need for funding for Operating Companies ('OpCo')
- Issuance plans target building toward future capital requirements
- All regulatory capital issued from HoldCo since 2012
- MREL Senior issuance programme commenced

Illustrative future UK creditor hierarchy

Based on RBS interpretation of a future resolution scenario

- Losses will arise first at 'OpCo' level, only applying at 'HoldCo' to the extent of any write-down of its intercompany assets[6] No creditor worse off' principle enshrined in the UK regulatory framework
- If required for LAC purposes, HoldCo Senior is expected to be downstreamed in a form subordinated to OpCo senior, thus complying with expected future TLAC / MREL requirement
- Future LAC downstreaming not planned to commence prior to completion of legal entity realignment for Ring-Fencing

---

(1) The proposed future ICB structure comprises part of the preliminary plan submitted to the PRA in January 2016 and is subject, amongst other matters, to (i) further analysis and possible amendment following discussions with the PRA and finalisation of the ring-fencing legislation and the PRA ring-fencing rules, (ii) all applicable regulatory and other approvals and (iii) employee consultation procedures. (2) Excluding RBS International. (3) Non-Ring Fenced Bank. (4) RBS plc will own most of our activities outside the ring-fence; primarily our Markets business (Rates, Currencies, DCM) and some corporate activity, as well as our US broker-dealer, RBS Securities International. (5) Based on RBS future business profile business, excludes RBS Capital Resolution. (6) Any write-down of the intercompany assets will be determined by the relevant authority following valuations conducted as contemplated under the UK Banking Act 2003, including the rules transposing the Bank Recovery and Resolution Directive Article 36.

25

Spotlight on Credit UK & Ireland C RE exposure (£ bn ) ▪ Total UK investment portfolio average LTV 53% , performing book 49% , Commercial Banking new business LTV 46% ▪ Interest cover 3 . 4 x in Commercial Banking UK and 1 . 6 x and Capital Resolution respectively (unchanged vs . FY 2015 ) ▪ Remaining non performing assets and exposures > 100 % LTV are predominately exposures originated before the 2008 Financial C risis ▪ REILs £ 2 . 5 bn , down from £ 3 . 6 bn at Q 4 2015 ▪ CRE provision coverage 51 % at end Q 2 2016 ▪ UK exposure 84 % investment, 16 % development 4% 4% 1% 33% 2% 56% Total UK CRE exposure £24.6bn (3) o/w total with LTVs £18.3bn 100%+ 70 - 80% 90 - 100% 50 - 70% 80 - 90% 50% or less (1) Based on management estimates using the postcode of the security . Percentages are based on current exposure before provisions . (2) Rest of UK also includes lending secured against property portfolios comprising numerous properties across multiple UK locations (some of which may be in Greater London or South East ) . (3) £ 24 . 6 bn is n et of provisions on a current exposure basis . Commercial Banking UK Investment portfolio by UK region (1) at end Q2 2016 UK CRE investment portfolio by LTV band at end Q2 2016 12 % Rest of UK (2) Greater London 25 % South East 63% 26

▪ The mortgage book is approximately 70% fixed rate, and 12% is on SVR ▪ London LTV lower than average at 45% vs. 56% UK average ▪ Indexed LTV by volume was 50% ▪ Only £45m of UKPBB defaulted loans have an LTV >100% ▪ Arrears rate (2) fell from 0.83% at end Q4 2015 to 0.79% at end Q2 2016 Spotlight on Credit UK residential mortgage exposure Scotland 25.0 9.8 South East Other regions Greater London 7.1 9.9 21.3 West Midlands South West North West 28.0 9.6 UK PBB performing mortgages: £109.1bn (1) UK total mortgage exposure by region At end Q2 2016 UK PBB mortgage exposure by LTV band At end Q2 2016 80 - 90% 70 - 80% 36% 50% or less 50 - 70% 2% 39% 13% 9% 100% + 0% 90 - 100% (£ bn ) 27 (1) Total mortgage portfolio including Ulster Bank RoI , Private Banking, RBSI and W&G is £145.8bn, as shown on p.32 of Appendix 1. (2) More than three pre - payments in arrears, excluding re - possessions and short falls after property sale. Weighted Average LTV South East 52% Greater London 45% Scotland 59% North West 60% South West 57% West Midlands 62% Other regions 63%

Litigation and conduct

End of H1 2016 provisions (£m)



5,172
1,247
78
304
688
Regulatory and Legal(1)
PPI
IRHP
FX
Other customer redress

Litigation and conduct provision: £7.5bn, as at H1 2016

	Comments
US RMBS	▪ MBS litigation and investigations may require additional provisions in future periods that in aggregate could be materially in excess of the provisions existing as of Q1 2016 ▪ These provisions do not include potential penalties and compensatory damages imposed by US DoJ which may be substantial
UK 2008 rights issue shareholder litigation	▪ In order to facilitate any potential early resolution of the litigation, RBS attended a mediation with the claimants on 26-27 July 2016. This did not lead to any settlement of the claims. Further attempts by the parties to resolve the claims are possible but absent any final agreement, these will not impact the court timetable. A provision has been recognised in relation to this matter
Various UK and Ireland customer redress issues	Includes: ▪ PPI: £450m uplift in the provision in Q2 2016, following the 2/8/16 FCA Consultation Paper, largely driven by the delay to the proposed time-bar on claims ▪ £92m charge in Ulster Bank ROI principally in respect of an industry-wide examination of tracker mortgages
FCA SME treatment review	The Skilled Person has submitted a draft report to the FCA, which RBS has commented on

(1) Includes Other regulatory provisions and Litigation as per Note 4 of the H1 2016 Interim Results.

28

£125bn of free funds
A strategic asset but cyclically challenging

Average Non-interest bearing demand deposits by franchise, and tangible equity



(£bn)
Tangible equity
Other(1)
CPB
PBB
108
48
10
15
35
122
42
10
25
45
80
125
40
8
28
49
85
+87%
+40%
2013
2015
H1 2016

Sensitivity of Net interest income to interest rate changes

	Sensitivity (£m)
+ 25 basis point shift in yield curves	68
− 25 basis point shift in yield curves	(140)
+ 100 basis point shift in yield curves	449
− 100 basis point shift in yield curves	**(341)**

- 100bps downward shift in rates would reduce Net interest income by £0.3bn in Year 1
- The yield of the equity and product hedge combined was 1.59% as at 30 June 2016, contributing an incremental £0.6bn income in H1 2016
- The rolling 5-year deposit hedge yielded 1.28% in H1 2016 contributing an incremental £0.3bn[(2)]
- At Q2 2016, the equivalent yield in the market was 0.44%, below the 0.50% UK base rate at the time, hence the benefits of the hedge will decline over time

Note: Please refer to Appendix 1 of the H1 2016 Interim Results, pages 55-57 for additional detail.
(1) Other is primarily Central items but also includes W&G and Capital Resolution. Note: CIB has de minimis demand deposits. (2) The £0.3bn incremental income on the deposit hedge is included in the £0.6bn income benefit on the overall hedge.

29

Q2 2016 results by franchise

RBS

Reconciliation of adjusted franchise results to reported segment results

Income statement, (£m)	UK PBB	Ulster Bank RoI	Commercial Banking	Private Banking	RBS International	CIB	Capital Resolution	W&G	Central items & other[1]	Total RBS
	Core Franchises						Other			Total RBS
Net interest income	1,090	93	531	113	76	24	82	162	6	2,177
Other non-interest income	250	42	315	53	19	380	(438)	44	(107)	558
Adj. Income[2]	**1,340**	**135**	**846**	**166**	**95**	**404**	**(356)**	**206**	**(101)**	**2,735**
Own credit adjustments	-	-	-	-	-	73	76	-	45	194
Loss on redemption of own debt	-	-	-	-	-	-	-	-	(130)	(130)
Strategic disposals	-	-	-	-	-	-	(45)	-	246	201
Total Statutory income	**1,340**	**135**	**846**	**166**	**95**	**477**	**(325)**	**206**	**60**	**3,000**
Direct expenses	(279)	(48)	(196)	(46)	(15)	(71)	(48)	(81)	(1,049)	(1,833)
Indirect expenses	(503)	(43)	(301)	(73)	(18)	(238)	(135)	(18)	1,329	-
Adj. Operating expenses[3]	**(782)**	**(91)**	**(497)**	**(119)**	**(33)**	**(309)**	**(183)**	**(99)**	**280**	**(1,833)**
Direct Restructuring costs	(38)	(18)	-	-	(1)	(10)	(5)	(25)	(295)	(392)
Indirect Restructuring costs	(51)	(1)	(41)	(4)	(1)	(11)	(16)	-	125	-
Litigation and conduct costs	(421)	(92)	(8)	(2)	-	(38)	(16)	-	(707)	(1,284)
Statutory Operating expenses	**(1,292)**	**(202)**	**(546)**	**(125)**	**(35)**	**(368)**	**(220)**	**(124)**	**(597)**	**(3,509)**
Operating profit/(loss) before impairment losses	48	(67)	300	41	60	109	(545)	82	(537)	(509)
Impairment (losses)/releases	(24)	14	(89)	-	(9)	-	(67)	(11)	-	(186)
Statutory Operating profit/(loss)	**24**	**(53)**	**211**	**41**	**51**	**109**	**(612)**	**71**	**(537)**	**(695)**
Adj. operating profit[2,3]	**534**	**58**	**260**	**47**	**53**	**95**	**(606)**	**96**	**179**	**716**
Additional information										
Return on equity (%)[4]	(0.4%)	(8.2%)	4.9%	8.6%	15.0%	4.3%	nm	nm	nm	(11.0%)
Adj. Return on equity (%)[2,3,4]	**24.2%**	**9.0%**	**6.6%**	**9.9%**	**15.7%**	**3.5%**	**nm**	**nm**	**nm**	**3.2%**
Cost : Income ratio (%)	96%	150%	65%	75%	37%	77%	nm	60%	nm	117%
Adj. Cost : Income ratio (%)[2,3]	**58%**	**67%**	**59%**	**72%**	**35%**	**76%**	**nm**	**48%**	**nm**	**67%**

This table includes non-IFRS information and should not be viewed as a substitute to the Group's statutory results prepared in accordance with EU IFRS included in the Group's H1 Interim Results
Please refer to slide 31 for notes to the table and details on basis of preparation.

Basis of preparation 31 Slide 30 (1) Central items include unallocated transactions which principally comprise volatile items under IFRS . (2) Excluding own credit adjustments, losses on redemption of own debt and strategic disposals . (3) Excluding restructuring costs and litigation and conduct costs . (4) RBS’s CET 1 target is 13 % but for the purposes of computing segmental return on equity (ROE), to better reflect the differential drivers of capital usage, segmental operating profit after tax and adjusted for preference dividends is divided by notional equity allocated at different rates of 11% (Commercial Banking and Ulster Bank RoI ), 12% (RBS International) and 15 % for all other segments, of the monthly average of segmental risk - weighted assets after capital deductions ( RWAes ) . nm = not meaningful

Contacts 32 Robert Begbie RBS Deputy Treasurer robert.begbie@rbs.com +44 20 7678 8048 John Cummins RBS Treasurer john.cummins2@rbs.com +44 20 7678 1227 Our team is available to support your research Scott Forrest Head of Treasury DCM & Capital Strategy scott.forrest@rbs.com +44 20 7678 5313 Matthew Richardson Head of Debt Investor Relations matthew.richardson@rbs.com +44 20 7678 1800 Richard O’Connor Head of Investor Relations richard.oconnor@rbs.com +44 20 7672 1758

Thank you